Exhibit (d)(3)

CONFIDENTIAL

August 5, 2013

Otsuka Pharmaceutical Co., Ltd.
Shinagawa Grand Central Tower
2-16-4 Konan, Minato-ku

Tokyo 108-8242

Ladies and Gentlemen:

Reference is made to that certain letter agreement between Otsuka Pharmaceutical Co., Ltd. and Astex Pharmaceuticals, Inc. dated July 3, 2013 (the “Original Agreement”). This letter agreement is to confirm our agreement with respect to amendment of certain terms of the Original Agreement. Capitalized terms used but not defined herein have the meanings given to them in the Original Agreement.

The Parties agree as follows:

1.              The definition of “Affiliate” in Section 1 of the Original Agreement is deleted in its entirety and replaced with:

“’Affiliate’, with respect to the Company, has the meaning given to it in Rule 12b-2 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). “Affiliate”, with respect to you, means (1) any person that you, directly or indirectly through one or more intermediaries, control; and (2) any person that, directly or indirectly through one or more intermediaries, controls you.”

2.              Section 23 is deleted in its entirety and replaced with the following:

“The furnishing of Confidential Information to you will terminate on September 30, 2013.”

3.              The obligations under Sections 2, 4 and 5 of the Original Agreement shall terminate five (5) years after the date of the Original Agreement (i.e., July 3, 2013).

4.              This letter agreement will be governed by and construed in accordance with the laws of the State of California, without giving effect to principles of conflicts of law. Each Party hereby irrevocably submits to the exclusive jurisdiction of any state or federal court sitting in the State of California in any action, suit, or proceeding arising out of or relating to this letter agreement. Each Party hereby irrevocably waives the defense of an inconvenient forum to the maintenance of such an action, suit, or proceeding.

5.              Except as set forth above, any other terms and conditions of the Original Agreement remain unchanged and continue to be in force.

If you are in agreement with the foregoing, please sign below and return one fully executed copy of this letter agreement to the undersigned, whereupon this letter agreement will become a binding agreement between the Parties.

Very truly yours,

ASTEX PHARMACEUTICALS, INC.

By:
Name:
Title:

Accepted and agreed to as of the date first written above.

OTSUKA PHARMACEUTICAL CO., LTD.

By:	/s/ Makoto Inoue
Name:	Makoto Inoue
Title:	Senior Operating Officer